Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the use in the Registration Statement on Form S-1/A of Concrete Pumping Holdings, Inc. of (i) our report dated March 28, 2019, relating to the December 31, 2018 and 2017 consolidated financial statements of Capital Pumping, LP and Affiliate included and (ii) our report dated March 28, 2019, relating to the December 31, 2018 and 2017 financial statements of MC Services, LLC included therein. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Maxwell Locke & Ritter LLP

Austin, Texas

May 6, 2019